THIS INSTRUMENT HAS BEEN ISSUED PURSUANT TO SECTION 4(A)(6) OF THE SECURITIES
ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND NEITHER IT NOR ANY
SECURITIES ISSUABLE PURSUANT HERETO HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY
NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED
EXCEPT AS PERMITTED BY RULE 501 OF REGULATION CROWDFUNDING UNDER THE
SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN
EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION THEREFROM.

CNS Pharmaceuticals, Inc.

CROWD SAFE

(Crowdfunding Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by [Investor Name] (the “Investor”) of $____________ (the “Purchase Amount”) on or about [Date of Crowd Safe], CNS Pharmaceuticals, Inc., a Nevada corporation (the “Company”), hereby issues to the Investor the right to certain shares of the Company’s capital stock, subject to the terms set forth below.

The “Discount” is 16%.

See Section 3 for certain additional defined terms.

1. Events

(a)         Liquidity Event. If there is a Liquidity Event before the termination of this instrument, the Investor will automatically receive from the Company a number of shares of Common Stock equal to the Purchase Amount divided by the applicable Conversion Price. No fractional shares of Common Stock shall be issued upon the conversion. As to any fraction of a share which the Investor would otherwise be entitled to receive upon such conversion, the Company shall, at its election, either (i) pay a cash adjustment in respect of such final fraction, in an amount equal to such fraction multiplied by the Conversion Price or (ii) provide the investor with a whole share of Common Stock, rounding up the fractional share.

(b)         Escrow Account. The Company shall retain funds in an Escrow Account, as specified in Section 2. The Company shall dissolve the Escrow Account and release the funds therein to the party entitled to said funds, according to this section, upon the earlier of the following, (i) if there is an Ecrow Release Event, all funds in the Escrow Account shall be due to the Company, immediately, or (ii) if there is an Escrow Refund Event, all funds in the Escrow Account shall be due to the Investor pari passu with all other investors, based on said investor’s Purchase Amount.

(c)          Dissolution Event. If there is a Dissolution Event before this instrument terminates in accordance with Section 1(a) or 1(b), subject to the preferences applicable to any series of Preferred Stock, the Company will distribute its entire assets legally available for distribution with equal priority among the Investors, all holders of other Crowd Safes (on an as converted basis based on a valuation of Common Stock as determined in good faith by the Company’s board of directors at the time of Dissolution Event) and all holders of Common Stock.

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(d)       Termination. This instrument will terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this instrument) upon the earlier to occur: (i) the issuance of shares to the Investor pursuant to Section 1(a), (ii) the refund to Investors of the amounts in the Escrow Account following an Escrow Repayment Event pursuant to Section 1(b)(ii), (iii) the payment, or setting aside for payment, of amounts due to the Investor pursuant to Sections 1(c), or (iv) the re-payment of the Purchase Amount due to a breach of Section 2(b).

2. Escrow Covenant

(a)          The Company will establish an Escrow Account upon the successful issuance of this instrument and shall retain the Escrow Amount in said Escrow Account until there is either (i) an Escrow Release Event, (ii) a Escrow Refund Event or (iii) a re-payment of the Purchase Amount due to a breach of Section 2(b). The Company will provide the Portal a monthly statement balance to ensure compliance with this provision.

(b)         In the event the Company either (i) fails to provide the Portal with a monthly statement within fifteen (15) calendar days of the end of a calendar month, or (ii) fails to maintain the Escrow Amount before an Escrow Release Event or Escrow Refund Event, this Crowd Safe may be deemed in default by the Portal or the Purchaser. Upon receiving notice of the default, the Company will have five (5) calendar days to cure the breach of this covenant, otherwise the full Purchase Amount of this instrument will be due to the Investor immediately.

3. Definitions

“Capital Stock” means the capital stock of the Company, including, without limitation, Common Stock and Preferred Stock.

“Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes, after the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Common Stock” means common stock, par value $.001 per share, of the Company.

“Conversion Price” means with respect to a conversion pursuant to Section 1(a), the product of (a) the Discount Rate multiplied by (b) the quotient resulting from dividing (x) the Company’s current valuation immediately prior to the closing of the Liquidity Event by (y) the Liquidity Capitalization; provided that upon an IPO, the Conversion Price will equal the product of the Discount Rate multipled by the public offering price per share of Common Stock issued in the IPO.

“Discount Rate” is 100% minus the Discount.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

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“Escrow Amount” means fifty percent (50%) of the net Purchase Amount of this instrument, and all others sold in the same offering, assuming, for purposes of calculating the “net” Purchase Amount that all costs associated with the Portal, including commission, credit card fees, escrow agent transaction fees and the repayment of third-party service providers prepaid by the Portal are debited from the Escrow Amount and not the portion of the Purchase Amount not subject to this definition. For the avoidance of doubt, costs incurred by the Company associated with the issuance of this instrument, but not passing through the Portal, may not be debited from the Escrow Amount.

“Escrow Account” means a savings or checking account subject to FDIC insurance where the Company will deposit the Escrow Amount, pursuant to Section 2. The account must be i) in the Company’s name, ii) not subject to any pledges or liens, and iii) may not be used to secure any financing or for leverage.

“Escrow Release Event” means the Company's (i) successful and final acquisition of the Patent Rights (defined below) and (ii) devotion of funds in excess of fifty percent (50%) of the Escrow Amount to preparing a Phase II clinical trial associated with said Patent Rights, before December 28, 2019. For the avoidance of doubt, funds devoted to preparing a Phase II clinical trials associated with the Patent Rights cannot come from the Escrow Account.

“Escrow Refund Event” means a) the Company's failure (i) to acquire the Patent Rights and (ii) to devote funds in excess of fifty percent (50%) of the Escrow Amount to preparing a Phase II clinical trials associated with said Patent Rights, before December 28, 2019, or b) the Company’s repayment of the Purchase Amount not in the Escrow Account due to a breach of Section 2(b). For the avoidance of doubt, funds devoted to preparing a Phase II clinical trial associated with the Patent Rights cannot come from the Escrow Account.

“IPO” means the closing of the Company’s first initial public offering of Common Stock pursuant to either an effective registration statement filed under the Securities Act or a qualified offering statement filed pursuant to Regulation A of the Securities Act.

“Liquidity Capitalization” means the number, as of immediately prior to the Liquidity Event, of shares of the Capital Stock (on an as-converted basis) outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding: (i) shares of Common Stock reserved and available for future grant under any equity incentive or similar plan; (ii) any Safes; and (iii) convertible promissory notes.

“Liquidity Event” means a Change of Control or an IPO.

“Lock-up Period” means the period commencing on the initial closing date of the Company’s IPO, and ending on the date specified by the Company and, any the managing underwriter(s) or placement agents. Such period shall not exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter or placement agent to accommodate regulatory restrictions on (i) the publication or other distribution of research reports, and (ii) analyst recommendations and opinions.

“Patent Rights” means the complete intellectual property rights Houston Pharmaceuticals, Inc., a Texas Corporation, has provisionally granted to the Company, subject to certain terms and conditions, which must be met in order for the Company to secure an exclusive, royalty-bearing license.

“Phase II clinical trial” means the definition provided by www.cancer.gov.

“Preferred Stock” means the preferred stock of the Company.

“Portal” means Republic, an equity crowdfunding portal, operating at https://republic.co.

“Regulation CF” means Regulation Crowdfunding promulgated under the Securities Act.

“Safe” means any simple agreement for future equity (or other similar agreement), including a Crowd Safe, which is issued by the Company for bona fide financing purposes and which may convert into Capital Stock in accordance with its terms.

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3. Company Representations

(a)               The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b)               The execution, delivery and performance by the Company of this instrument is within the power of the Company and, other than with respect to the actions to be taken when equity is to be issued to the Investor, has been duly authorized by all necessary actions on the part of the Company. This instrument constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of the Company, it is not in violation of (i) its current charter or bylaws; (ii) any material statute, rule or regulation applicable to the Company; or (iii) any material indenture or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c)                The performance and consummation of the transactions contemplated by this instrument do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d)                No consents or approvals are required in connection with the performance of this instrument, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of shares issuable pursuant to Section 1.

(e)                The Company shall, prior to the conversion of this instrument, reserve from its authorized but unissued shares of Capital Stock for issuance and delivery upon the conversion of this instrument, such number of shares of Common Stock required to be issued pursuant to Section 1, and, from time to time, will take all steps necessary to amend its charter to provide sufficient authorized numbers of shares of Common Stock issuable upon the conversion of this instrument. All such shares shall be duly authorized, and when issued upon any such conversion, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, except encumbrances or restrictions arising under federal or state securities laws.

4. Investor Representations

(a)                The Investor has full legal capacity, power and authority to execute and deliver this instrument and to perform its obligations hereunder. This instrument constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)                The Investor has been advised that this instrument and the underlying securities have not been registered under the Securities Act or any state securities laws and are offered and sold hereby pursuant to Section 4(a)(6) of the Securities Act. The Investor understands that neither this instrument nor the underlying securities may be resold or otherwise transferred unless they are registered under the Securities Act and applicable state securities laws or pursuant to Rule 501 of Regulation CF, in which case certain state transfer restrictions may apply.

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(c)                The Investor is purchasing this instrument and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

(d)                The Investor acknowledges, and is purchasing this instrument in compliance with, the investment limitations set forth in Rule 100(a)(2) of Regulation CF, promulgated under Section 4(a)(6)(B) of the Securities Act.

(e)                The Investor acknowledges that the Investor has received all the information the Investor has requested from the Company and the Investor considers necessary or appropriate for deciding whether to acquire this instrument and the underlying securities, and the Investor represents that the Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of this instrument and the underlying securities and to obtain any additional information necessary to verify the accuracy of the information given to the Investor. In deciding to purchase this instrument, the Investor is not relying on the advice or recommendations of the Company or of Republic.co and the Investor has made its own independent decision that an investment in this instrument and the underlying securities is suitable and appropriate for the Investor. The Investor understands that no federal or state agency has passed upon the merits or risks of an investment in this instrument and the underlying securities or made any finding or determination concerning the fairness or advisability of this investment.

(f)                The Investor understands and acknowledges that as a Crowd Safe investor, the Investor shall have no voting, information or inspection rights, aside from any disclosure requirements the Company is required to make under relevant securities regulations.

(g)                The Investor understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for this instrument and the securities to be acquired by the Investor hereunder.

(h)                If the Investor is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for this instrument, including (a) the legal requirements within its jurisdiction for the purchase of this instrument; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, conversion, redemption, sale, or transfer of this instrument. The Investor’s subscription and payment for and continued beneficial ownership of this instrument and the underlying securities will not violate any applicable securities or other laws of the Investor’s jurisdiction. The Investor acknowledges that the Company has taken no action in foreign jurisdictions with respect to this instrument and the underlying securities.

5. Transfer Restrictions.

(a)                The Investor hereby agrees that during the Lock-up Period it will not, without the prior written consent of the managing underwriter or placement agent (or if no managing underwriter or placement agent are utilized in the IPO, the Company): (A) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Investor or are thereafter acquired); or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities; whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.

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(b)                The foregoing provisions of Section 5(a) will: (x) apply only to the IPO and will not apply to the sale of any shares by the Investor to an underwriter pursuant to an underwriting agreement; (y) not apply to the transfer of any shares to any trust for the direct or indirect benefit of the Investor or the immediate family of the Investor, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer will not involve a disposition for value; and (z) be applicable to the Investor only if all officers and directors at the time of the IPO of the Company are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than 5% of the outstanding Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock. Notwithstanding anything herein to the contrary, the underwriters or placement agents in connection with the IPO are intended third-party beneficiaries of Section 5(a) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Investor further agrees to execute such agreements as may be reasonably requested by the underwriters or placement agents in connection with the IPO that are consistent with Section 5(a) or that are necessary to give further effect thereto.

(c)                 In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Investor’s Common Stock (and the Company shares or securities of every other person subject to the foregoing restriction) until the end of the Lockup Period. The Investor agrees that a legend reading substantially as follows will be placed on all certificates or book-entry confirmations representing all of the Investor’s Common Stock (and the shares or securities of the Company held by every other person subject to the restriction contained in Section 5(a)):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD BEGINNING ON THE EFFECTIVE DATE OF THE COMPANY’S REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE CLOSING DATE OF THE COMPANY’S INITIAL PUBLIC OFFERING PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE COMPANY’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.

(d)               Without in any way limiting the representations and warranties set forth in Section 4 above, the Investor further agrees not to make any disposition of all or any portion of this instrument or the underlying securities unless and until the transferee has agreed in writing for the benefit of the Company to make the representations and warranties set out in Section 4 and the undertaking set out in Section 5(a) and:

(i)               There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)               The Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and, if reasonably requested by the Company, the Investor shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Securities Act.

(e)                The Investor agrees that it shall not make any disposition of this instrument or any underlying securities to any of the Company’s competitors, as determined by the Company in good faith.

(f)                 The Investor understands and agrees that the Company will place the legend set forth below or a similar legend on any book entry or other forms of notation evidencing this Crowd Safe and any certificates evidencing the underlying securities, together with any other legends that may be required by state or federal securities laws, the Company’s charter or bylaws, any other agreement between the Investor and the Company or any agreement between the Investor and any third party:

THIS INSTRUMENT HAS BEEN ISSUED PURSUANT TO SECTION 4(A)(6) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND NEITHER IT NOR ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED BY RULE 501 OF REGULATION CROWDFUNDING UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION THEREFROM.

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6. Miscellaneous

(a)                The Investor agrees to take any and all actions determined in good faith by the Company’s board of directors to be advisable to reorganize this instrument and any shares of Capital Stock issued pursuant to the terms of this instrument into a special purpose vehicle or other entity designed to aggregate the interests of holders of Crowd Safes.

(b)               Any provision of this instrument may be amended, waived or modified only upon the written consent of the Company and the Investor.

(c)                Any notice required or permitted by this instrument will be deemed sufficient when delivered through the Portal or personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(d)               The Investor is not entitled, as a holder of this instrument, to vote or receive dividends or be deemed the holder of Capital Stock for any purpose, nor will anything contained herein be construed to confer on the Investor, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein.

(e)                Neither this instrument nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this instrument and/or the rights contained herein may be assigned without the Company’s consent by the Investor to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor; and provided, further, that the Company may assign this instrument in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile.

(f)                 In the event any one or more of the terms or provisions of this instrument is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the terms or provisions of this instrument operate or would prospectively operate to invalidate this instrument, then such term(s) or provision(s) only will be deemed null and void and will not affect any other term or provision of this instrument and the remaining terms and provisions of this instrument will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(g)                All rights and obligations hereunder will be governed by the laws of the State of Texas, without regard to the conflicts of law provisions of such jurisdiction.

(h)                Any dispute, controversy or claim arising out of, relating to or in connection with this instrument, including the breach or validity thereof, shall be determined by final and binding arbitration administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules and Mediation Procedures (“Commercial Rules”). The award rendered by the arbitrator shall be final, non-appealable and binding on the parties and may be entered and enforced in any court having jurisdiction. There shall be one arbitrator agreed to by the parties within twenty (20) days of receipt by respondent of the request for arbitration or, in default thereof, appointed by the AAA in accordance with its Commercial Rules. The place of arbitration shall be Houston, Texas. Except as may be required by law or to protect a legal right, neither a party nor the arbitrator may disclose the existence, content or results of any arbitration without the prior written consent of the other parties.

(Signature page follows)

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IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

CNS PHARMACEUTICALS, INC.

By:_________________________________

Name: John Climaco

Title: Chief Executive Officer

Address: 2100 West Loop South, Suite 900

Houston, Texas 77027

Email: IR@cnspharma.com

INVESTOR:

By: ________________________________

Name:______________________________

Email: ______________________________

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